Exhibit 10.14

Dated                            29 MAY 2025

LINK PROPERTIES LIMITED

and

MAN PONG JEWELLERY LIMITED

TENANCY AGREEMENT

of

Shop No. 209A, Second Floor, Commercial/Car Park

Block (also known as Choi Ming Shopping Centre), Choi

Ming Court, 1 Choi Ming Street, Tseung Kwan O, Sai

Kung, New Territories, Hong Kong

This Agreement made on 29 MAY 2025 and between the parties specified in the Tenancy Particulars.

Witnesses as follows:

1	Definitions and Interpretation

In this Agreement unless the context otherwise requires:

1.1	Tenancy Particular

All references to “Tenancy Particulars” in this Agreement arc to the Tenancy Particulars in Schedule I and where appropriate, the descriptions and terms set out therein. The terms and descriptions in the Tenancy Particulars shall bear the same meanings when used elsewhere in this Agreement.

1.2	Definitions

“Adjoining Property” means any adjoining or neighbouring premises in which the Landlord or a Group Company of the Landlord holds or shall al any time during the Term hold an interest;

“Adjoining Lot” means the land upon which an Adjoining Property is constructed;

“Agreement” means this Agreement and any document supplemental to it or entered into pursuant to it;

“Base Rent” means the base rant referred to in the Tenancy Particulars;

“Building” means the building described in the Tenancy Particulars, and includes any part of it and any alteration or addition to it or replacement of it;

“Common Parts” means the entrances, passages, accesses, lifts, escalators, toilets, car parking, loading and unloading and other areas of the Building and the Lot from time to time designated by the landlord and/or the Manager for common use by the owners and occupiers of the Building;

“Conduit” means any existing or future media for the passage of substances or energy and any ancillary apparatus attached to them and any enclosures for them;

“Deed of Mutual Covenant” means The deed of mutual covenant and/or sub-deed of mutual covenant in respect of the Lot and the Building and/or other similar instruments providing for the management and maintenance of the Building and the rights, interests and obligations of owners and/or occupiers of the Building which may at any time or from time to lime be entered into by the Landlord;

“Deposit” means the cash deposit or The bank guarantee (as the case may be) referred to in the Tenancy Particulars;

“Government” means the Government of Hong Kong:

“Government Rates” means the Government rates referred to in Clause 4.3 and the Tenancy Particulars;

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“Government Lease” means the government lease or conditions or other like documents (as the case may be) under which the Premises are being held and shall include any subsequent extensions, variations or modifications thereto;

“Group Company” means a company which is a subsidiary, holding company or subsidiary company of such holding company within the meaning of the Companies Ordinance (Chapter 622 of the Laws of Hone Kong);

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Imminent Connection to building Services” means any specific part(s) of the approved works (including approved alteration) of the Premises regarding (i) electricity; (ii) air-conditioning; (iii) fire services which works involve the imminent connection to and/or disconnection from the building services of the Building requiring die use of the Nominated Contractors;

“Landlord” means the person so named in the Tenancy Particulars and where the context so permits, includes its successors in title and any other person entitled to the immediate reversion to this Agreement and such person’s agents, contractors and other persons authorised by it;

“Lot” means the land upon which the Building is erected and where applicable, as more particularly described in the Tenancy Particulars;

“Management Rules and Regulations” means the handbook and/or the rules and regulations from time to time imposed or adopted by the Landlord and/or the Manager governing and regulating the use, occupation, maintenance and environmental control of the Building and the Lot and all or any facilities therein and such rules and regulations shall be supplementary to tire terms and conditions contained in this Agreement but shall not in any way derogate from such terms and conditions;

“Manager” means the manager of the Building as from time to time appointed by the Landlord to manage the Building (or such parts thereof) oil behalf of the Landlord;

“month” means a Gregorian calendar month;

“Nominated Contractors” means the maintenance contractor(s) and/or consultant(s) from time to time nominated by the Landlord and/or the Manager to maintain the building services of the Building;

“Normal Business Hours” means the normal business hours of the Building as described in the Tenancy Particulars;

“Order” means any demolition or closing order on the Building issued by a competent authority;

“Permitted Use” means the permitted use referred to in the Tenancy Particulars;

“Premises” means The premises described in the Tenancy Particulars and any part of them and includes:

(i)	the floorboards, screed, plaster and other finishes on the floors, walls, columns and ceilings, and all carpets;

(ii)	the raised floors and false ceilings (including light fittings), and the voids between the ceilings and false ceilings and the floor slab and the raised floors;

(iii)	non-load-bearing walls and columns in the premises and one half of the thickness of such walls dividing the premises from other parts of the Building;

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(iv)	all doors and windows and their frames, glass and fitments;

(v)	all Conduits, plant and machinery within and solely serving the same;

(vi)	all Landlord’s fixtures and fittings;

(vii)	all alterations and additions;

but excludes:

(i)	all structural and external parts of die Building;

(ii)	all Conduits, plant and machinery serving other parts of the Building;

“Promotion Levy” means the promotion levy referred to in the Tenancy Particulars;

“Rent” means the Base Rent and/or Turnover Rent stated or referred to in the Tenancy Particulars, as the case may be;

“Service Charge” means the service charge referred to in the Tenancy Particulars;

“Tenant” means the person so named in the Tenancy Particulars, and where the context so permits, includes its licensees, invitees, employees, contractors, customers and other persons authorised by it;

“Tenant’s Contractors” means the contractor(s) and/or consultant(s) from time to time appointed by the Tenant and approved by the Landlord and/or Manager (such approval shall not de unreasonably withheld) to carry out any approved works of the Premises including but not limited to decoration, fitting out works, connection or disconnection of drainage and plumbing services. For the avoidance of doubt, the Tenant’s Contractors shall not carry out any works that involves the Imminent Connection to Building Services;

“Term” means the term specified in the Tenancy Particulars and any extension or continuation thereof with the consent of the Landlord;

“Turnover Rent” means the turnover rent referred to in the Tenancy Particulars;

“Turnover Rent Payment Date” means the fifteenth (15th) day of each month.

1.3	Interpretation

1.3.1	If the Tenant is more than one person then their covenants are joint and several;

1.3.2	Any reference to an ordinance includes any modification, extension or re-enactment of it and any orders, regulations, directions, schemes and rules made under it;

1.3.3	Any covenant by the Tenant not to do any act or thing includes an obligation not to permit or suffer such act or thing to be done;

1.3.4	If the Landlord reserves rights of access or other rights over or in relation to the Premises then those rights extend to persons authorised by it;

1.3.5	References to the “act or default of the Tenant” include:

(i)	acts or default or negligence of any undertenant, or of anyone at the Premises with the Tenant’s or any undertenant’s permission or sufferance; or

(ii)	acts or default or negligence of the employees, contractors, agents, licensees or customers of the Tenant;

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1.3.6	References to “licensees” shall include any person occupying, using, enjoying or visiting the Premises and the Building with the express or implied or deemed consent of the Tenant or the relevant licensor (as the case may be);

1.3.7	The index and headings in this Agreement are for ease of reference only and shall not be construed or interpreted by reference thereto or in any way affected or limited thereby;

1.3.8	References to “Costs” include all liabilities, claims, demands, proceedings, damages, losses and costs and expenses (including, without limitation, legal costs (on full indemnity basis), fees and disbursements, fees payable to bailiffs, surveyors, architects or any third party engaged by the Landlord for enforcement of its rights hereunder).

2	Demise

The Landlord DEMISES the Premises to the Tenant for the Term, TOGETHER WITH the rights set Out in Part I of Schedule 2, EXCEPT AND RESERVING as mentioned in Part II of Schedule 2, subject to all rights enjoyed by the owners or occupiers of any neighbouring property over the Premises and subject to the Government Lease and the Deed of Mutual Covenant.

3	Rent, Service Charge and Promotion Levy

The Tenant shall pay the following during the Term promptly and punctually on the days and in the manner set out below without any deduction, counterclaim or set off:

3.1	Rent

3.1.1	To pay Base Rent in advance on the first day of each calendar month, the first and last of suck payments to be apportioned according to the number of days in the month included in the Term.

3.1.2	To pay Turnover Rent on Turnover Rent Payment Date.

3.2	Service Charge

Service Charge in advance on the first day of each calendar month, the first and last of such payments to he apportioned according to the number of days in the month included in the Term.

3.3	Promotion Levy

Promotion Levy in advance on the first day of each calendar month, the first and last of such payments to be apportioned according to the number of days in the month included in the Term.

4	Tenant’s covenants

The Tenant covenants with the Landlord throughout the Term as follows:

4.1	Rents

To pay the Rent and other charges reserved by this Agreement on the due dates.

4.2	Interest, Costs and Expenses

4.2.1	If the Tenant does not pay any sum due and/or payable by the due date, to pay interest on such sum(s) owing at one point five per cent (1.5%) per month from and including the due date until full and actual payment (both before and after any judgment), provided that this Clause shall not prejudice any other right or remedy for the recovery of such sum(s).

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4.2.2	The Landlord shall be entitled to recover from the Tenant as a debt under this Agreement all Costs (including any fees and expenses payable or paid to leasing agent(s) for reletting of the Premises) for the purpose of recovering any Rent in arrears and/or other charges or sums due and unpaid from the Tenant under the terms of this Agreement or arising from or due to the breach by the Tenant of any terms, conditions am obligations of this Agreement or repudiation or anticipatory breach of this Agreement.

4.3	Government Rates etc

4.3.1	To pay all existing and future Government rates, taxes, charges, assessments and outgoings in respect of the Premises (whether assessed or imposed on the owner or the occupier), except any Government rent or any Property Tax and outgoings of a capital nature in respect of the Premises.

4.3.2	Without prejudice to the generality of the Clause above, the Tenant shall promptly and punctually pay the Government Rates per month payable monthly in advance to the Landlord without any set off, deduction and/or abatement on the 1st day of each calendar month. The Tenant acknowledges that the amount of Government Rates payable shall be subject to adjustment by the Government from time to time.

4.3.3	If on commencement of the Term, the Premises are not yet assessed to Government Rates, the Tenant shall pay to the Landlord monthly in advance on the 1st day of each calendar month without any set off, deduction and/or abatement in the aforesaid manner provisional Government rates which will be based on a rateable value equal to twelve months Base Rent payable by the Tenant under this Agreement. Upon assessment by the Commissioner of Rating and Valuation under the Rating Ordinance shall have been received by the Landlord,

(i)	if the amount paid by the Tenant as provisional Government rates is greater than the assessment, then the Tenant will receive a credit towards its rental payments; and

(ii)	if the amount paid is less than the assessment, the Tenant shall on the date specified by the Landlord in its notice of demand, pay to the Landlord the deficiencies thereof.

4.4	Utilities

To pay for all gas, electricity, water, telephone and other utilities used at or connected to the Premises, and all charges for meters and deposits, and a fair proportion of any joint charges as determined by the Landlord or the Manager.

4.5	Fitting Out

4.5.1	To fit out and/or decorate the interior of the Premises in a good and proper workmanlike fashion using good quality materials and in accordance with the requirements and provisions contained in Schedule 4 and the fitting-out guidelines and/or rules as prescribed by the Manager or the Landlord from time to time and to maintain the same throughout the Term in good condition and repair (fair wear and tear excepted) to the satisfaction of the Landlord;

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4.5.2	In carrying out any approved fitting out and/or decoration works under this Agreement, the Tenant shall and shall cause its servants, agents, contractors and workmen to:

(i)	co-operate fully with the Landlord and the Manager and with other tenants or contractors carrying out any work in the Building; and

(ii)	obey and comply with all instructions and directions which may be given by the Landlord or the Manager in connection with the carrying out of such fitting out and/or decoration works;

4.5.3	Not to add onto or allow to be added onto the Premises or any part thereof for any purpose whatsoever any asbestos-containing material in any form whatsoever. If the Tenant is found to be in breach of this provision, the Tenant shall cause all such asbestos-containing material to be removed by a specialist asbestos remover to be approved by the Landlord to the satisfaction of the Landlord at the Tenant’s sole cost and expense. In the event that the Tenant fails to remove such asbestos-containing material, the Landlord may do all things necessary to effect the removal of the same and any monies expended by the Landlord for the purpose shall be repayable by the Tenant on demand and be recoverable, by distress or otherwise, as for rent in arrears.

4.6	Repair

4.6.1	To put, keep and maintain the Premises including air-conditioning, venation and fire systems and any Conduits, plant and equipment serving only the Premises, the shopfront glass, window and door in good, clean, tenantable, substantial and proper repair and condition and thoroughly tidy and clean throughout the Term (fair wear and tear excepted);

4.6.2	To paint with colourwash those parts of the interior of the Premises which were as at the date of first occupation of the Premises by the Tenant so painted in the same colour as existing or such other colour as may be approved by the Landlord;

4.6.3	To replace at its own expense or to reimburse the Landlord the cost of replacing any glass or window of and in the Premises and the shop front glass, window and door that may be broken or damaged from whatever cause during the Term;

4.6.4	To repair or replace if so required by the appropriate company or authority or if the Same becomes dangerous or unsafe all the electricity wiring, installations and fittings within the Premises and the wiring from the Tenant’s meter or meters to and within the same and to permit the Landlord and/or the Manager to test the same at any time upon request being made;

4.6.5	To keep the Conduits in or serving the Premises clear and free from any noxious, harmful or deleterious substance, and to remove any obstruction and repair any damage to the Conduits as soon as reasonably practicable to the Landlord’s reasonable satisfaction;

4.6.6	To pay the Landlord on demand the cost incurred in repair or replacement of any Conduits in or serving the Premises arising otherwise than through fair wear and tear and the cost of clearing any Conduits choked or stopped up by reason of careless use by the Tenant PROVIDED THAT if the Tenant shall effect any of the aforesaid repairs or replacements or clearance of Conduits without the prior consent of the Landlord, it shall be responsible for any costs incurred by the Landlord in remedying any such repairs or replacements or clearances effected by the Tenant which the Landlord considers unsatisfactory;

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4.6.7	To take reasonable precautions to protect the Premises from damage by storm gale, heavy rainfall, or typhoon or the like;

4.6.8	To take such steps and precautions as shall be reasonably required by the Landlord to prevent the Premises from becoming infested by termites, rats, mice, roaches or other pests or vermin; and

4.6.9	To make good any disrepair for which the Tenant is liable within such time as specified on the written notice from the Landlord, failing which the Landlord may enter the Premises and carry out the work, and the cost shall be reimbursed by the Tenant on demand as a debt.

4.7	Cleaning

4.7.1	To keep the Premises in good decorative order and clean, tidy and free from rubbish;

4.7.2	To clean the windows und any washable surfaces at the Premises as often as reasonably necessary.

4.8	Indemnification of Landlord

4.8.1	To be wholly responsible for any damage or injury caused to any person whomsoever or property directly or indirectly through or owing to any of the followings:

(i)	the defective or damaged condition of any part of the interior of the Premises, the shopfront glass, window and door or any fixtures, furniture, fittings, Conduits or installation therein;

(ii)	the bursting or obstruction of any part of the water or sanitary appliances or fittings Conduits in or serving the Premises;

(iii)	the spread of fire or smoke or the leakage or overflow of water including storm or rain water or leakage of electric current or the escape of fumes and/or any other substance from the Premises of any part thereof; or

(iv)	the act or default of the Tenant, irrespective of whether such act or default is with or without the Landlord’s consent, and irrespective of whether the Landlord is in default or not; and

4.8.2	To indemnify the Landlord against all Costs arising directly or indirectly from the use or occupation or condition of the Premises, or any breach of the Tenant’s obligations under this Agreement, or any act or default of the Tenant in relation to the Premises, irrespective of whether such act or default is with or without the Landlord’s consent, and irrespective of whether the Landlord is in default or not or the exercise of the rights set out in Part I of Schedule 2.

4.9.	Insurance

4.9.1	To give the Landlord immediate written notice on becoming aware of any event or circumstance which might affect or lead to an insurance claim;

4.9.2	Not to do anything at the Premises which would or might prejudice or invalidate the insurance of the Building or the Adjoining Property or cause any premium for their insurance to be increased;

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4.9.3	To pay to the Landlord within three (3) days of demand:

(i)	any increased premium and any Costs incurred by the Landlord as a result of a breach of the Sub-clause above;

(ii)	the whole of the irrecoverable proportion of the insurance moneys if the Building or any part thereof is destroyed or damaged but the insurance moneys are irrecoverable in whole or in part due to the act or default of the Tenant;

4.9.4	To comply with the requirements and reasonable recommendations of the insurers;

4.9.5	To notify the Landlord of the full reinstatement cost of any fixtures and fittings installed at the Premises at the cost of the Tenant which become the Landlord’s fixtures and fittings.

4.10	Overloading

Not to overload the floors or ceilings of the Premises, or the structure of the Building, or any plant, machinery, plumbing or electrical installation serving the Premises or the Building, nor to do anything which interferes with the heating, air conditioning, plumbing or ventilation of the Building.

4.11	Refuse and Garbage Removal

4.11.1	Not to place, discard or discharge any trash, waste, refuse or other article or thing in any part of the Building or the Lot except in the location specified and authorised by the Landlord or the Manager from time to time for collection of refuse and in accordance With any requirements of the relevant health and/or sanitary authority from time to time and not to burn any refuse or rubbish of any kind in or about the Premises, the Building or the Lot;

4.11.2	The Landlord shall be entitled without notice and at the Tenant’s expense to remove and dispose of as it sees fit any such material aforesaid left in any unauthorised areas and the Landlord shall not thereby incur any liability whatsoever whether tortious or contractual to the Tenant or any other person whomsoever.

4.12	Air-conditioning of Premises

Where any plant, machinery or equipment for cooling, ventilating or circulating air (“Air-conditioning Plant”) is installed in or about the Premises (whether by the Landlord or the Tenant) the Tenant will, to the extent of the Tenant’s control over the same, at all times use and regulate the Air-conditioning Plant to ensure that it is employed to its best advantage in the conditions from time to time prevailing and, without prejudice to the generality of the foregoing, will operate and maintain such Air-conditioning Plant within the Premises as the Landlord may reasonably determine to ensure a reasonably uniform standard of air cooling or ventilation throughout the Building.

4.13	Prohibited Uses

4.13.1	Not to use the Premises:

(i)	for any purpose which is noisy, offensive, dangerous, illegal, immoral or a nuisance or causes damage or disturbance to the Landlord or its other tenants of the Building, or to owners or occupiers of any neighbouring property, or which involves any substance which may be harmful, polluting or contaminating;

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(ii)	for storage of arms or ammunitions (as defined in the Firearms and Ammunition Ordinance (Chapter 238 of the Laws of Hong Kong), gunpowder, saltpetres, unlawful goods, kerosene, petrol or other explosive or combustible material or substance whatsoever or any hazardous or dangerous goods within the meaning of the Dangerous Goods Ordinance (Chapter 295 of the Laws of Hong Kong);

(iii)	for residential purposes;

(iv)	for any auction, public or political meeting, public exhibition or show, or as a betting office or for gaming or playing amusement machines, or as a sex shop;

	4.13.2	Not to permit or suffer any person to remain on the Premises at night except with the Landlord’s prior permission in writing which permission will only be given to enable the Tenant to post watchmen to look after the contents of the Premises and the names of the watchmen shall first be registered with the Landlord prior to its giving such permission;

	4.13.3	Not to cook or permit or suffer to be cooked any food in the Premises except in those portions (if any) of the Premises which are designated for use as a restaurant or food premises in connection with the Permitted Use or to cause or permit any offensive or unusual odours to be produced upon or emanated from the Premises;

	4.13.4	Not to keep any animal, bird or livestock of any description in the Premises save with the prior written consent of the Landlord or the Manager which consent if given, may be subject to conditions and: may be revoked at any time by the Landlord and/or the Manager;

	4.13.5	Not to cause or permit or suffer the area under the fire shutters, the fire shutters, smoke detectors and smoke extraction ducts and outlets installed in the Premises to be obstructed or altered or prevented from operation in any way whatsoever and the design and layout of the Premises shall at all times be in such manner so as not to be in breach of this provision.

4.14	Permitted Use

4.14.1	Not to use the Premises otherwise than for the Permitted Use;

4.14.2	To obtain renew and maintain in force all necessary licences and approvals as shall be required by the Government or any statutory authority(ies) in connection with the Permitted Use and the Tenant shall not commence business at the Premises without the said licences and/or approvals. The Tenant hereby acknowledges that the Landlord does not warrant that the Premises are fit to be used for the Permitted Use or any other purpose. The Tenant further acknowledges that licences and approvals from the Government or statutory authorities may not be obtained if the Government Lease and/or assignment of the Building in favour of the Landlord have/has not been executed. For the avoidance of doubt, any delay in obtaining the licences and/or approvals should not entitle the Tenant for any extension of rent free period and/or damages or compensation whatsoever.

4.15	Keep Premises Open

To light up and keep the Premises open for business at all times of the year during the Normal Business Hours and without prejudice to the generality of the foregoing, any suspension of the Tenant’s business for a period of more than seven (7) days without the prior written consent of the Landlord shall constitute a material breach of this provision entitling the Landlord to determine this Agreement and to regain possession of the Premises.

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4.16	Signs

Not to exhibit or display on or affix to the exterior of the Premises any writing, poster, signboard, sign, notice or advertising matter of any kind or other device whether illuminated or not except with the prior written approval of the Landlord and then only in such place and in such manner as shall be approved by the Landlord.

4.17	Alterations

4.17.1	Not lo make any alterations or additions which:

(i)	affect The structure of the Building (including without limitation foe roofs and foundations and the principal or load-bearing walls, floors, beams and columns);

(ii)	divide foe Premises or merge the Premises with any adjoining premises;

(iii)	affect the external appearance of the Premises;

(iv)	affect the healing, air conditioning, plumbing or ventilation systems at the Building:

(v)	would diminish the lettable floor area of the Premises;

4.17.2	Not to cut maim or injure any doors, windows, wall beams or structural members or other part of foe fabric of the Premises;

4.17.3	Not to erect or install any aerial, transmitter or other telecommunication cable or wiring or equipment on foe ceiling or false ceiling or walls of the Premises or otherwise over or under the Premises nor on the roof or walls of foe Building;

4.17.4	Nor to install any fixture or erection in foe Premises or to remove any of the Landlord’s fixtures or fittings without the Landlord’s prior written consent;

4.17.5	Not to make any other alteration or addition to the Premises or any Conduits or Imminent Connection to Building Services without the Landlord’s prior written consent The Tenant shall only employ Nominated Contractors to make any such alteration or addition to the Imminent Connection to Building Services at the sole costs and expenses of the Tenant, if such alteration or addition does not involve the Imminent Connection to Building Services, the Tenant’s may employ the Tenant’s (Contractors to carry out such works.

4.18	Alienation

4.18.1	Not to assign, underlet, or otherwise part with the possession of the Premises or any part thereof whether by subletting, lending, sharing or other means whereby any person who is not a party to this Agreement obtains the use or possession of the Premises irrespective of whether any rental or other consideration is given for such use or possession;

4.18.2	The tenancy shalt be personal to the Tenant named in this Agreement and without limiting the generality of the foregoing the following acts and events shall, unless approved beforehand in writing by the Landlord, be deemed to be breaches of this Clause:

(i)	In the case of the Tenant being a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise;

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(ii)	In the case of the Tenant being an individual (including a sole surviving partner of a partnership Tenant), the death, insanity or disability of that individual to the intent that no right to use, possess, occupy or enjoy the Premises shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual;

(iii)	In the case of the Tenant being a corporation, any take-over, re-construction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares of who otherwise has or have effective control thereof;

(iv)	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to Use, possess, occupy or enjoy the Premises or does in fact use possess occupy or enjoy the same;

(v)	The change of the Tenant’s business name without the previous written consent of the Landlord which consent the Landlord may give or withhold at its discretion.

4.19	Statutory Requirements

4.19.1	To comply promptly with and to indemnify the Landlord against breach of all notices served by any public or statutory authority, and with the requirements of any present or future ordinance, regulation, bye-law, rule or requirement of any governmental or competent authority (whether imposed on the owner or occupier), which affects the Premises or the Common Pans or their use:

419-2	To notify the Landlord forthwith in writing of any notice received tom any statutory or governmental authority concerning or in respect of a possible breach of this Clause.

4.20	Notices

To supply the Landlord with a copy of any notice, order or certificate or proposal for any notice, order or certificate affecting or capable of affecting the Premises as soon as it is received by or comes co the notice of the Tenant.

4.21	Contaminants and Defects

4.21.1	To give the Landlord immediate written notice of the existence of any contaminant, pollutant or harmful substance on or any defect in die Premises;

4.21.2	If so requested by the Landlord, lo remove from the Premises or remedy to the Landlord’s reasonable satisfaction any such contaminant, pollutant or harmful substance.

4.22	Entry by Landlord

To permit the landlord with or without appliances at all reasonable times by giving prior notice to enter the Premises in order to:

4.22.1	view, inspect and record the condition of the Premises or any other parts of the Building, the Lot, the Adjoining Properly or the Adjoining Lot;

4.22.2	take inventories of the Landlord’s fixtures and fittings therein;

4.22.3	carry out security and/or fire fighting inspections:

4.22.4	remedy any breach of the Tenant’s obligations under this Agreement;

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4.22.5	repair, maintain, clean. alter, replace, install, add to or connect up to any Conduits which serve the Building, the Lot the Adjoining Property or the. Adjoining Lot;

4.22.6	repair, maintain, alter or rebuild any part of the Building, the Lot, the Adjoining Property or the Adjoining Lot;

4.22.7	comply with any of its obligations under this Agreement;

Provided that the Landlord shall cause as little inconvenience as reasonably practicable in the exorcise of such rights, and shall make good all damage to the Premises caused by such entry hut no compensation whatsoever shall be payable by the Landlord to the Tenant or any other person in respect of any inconvenience, noise, disturbance, loss, damage or injury sustained or suffered by the Tenant or any older person caused by or through or in any way owing to any of the foregoing,

And Provided Further that in the event of an emergency, the Landlord may enter the Premises without notice and forcibly if need be.

4.23	Landlord’s Costs

To pay to the Landlord on demand amounts equal to such Costs as it may incur;

4.23.1	in connection with any application for consent made necessary by this Agreement (including where consent is lawfully refused or the application is withdrawn);

4.23.2	incidental to or in reasonable contemplation of the preparation and service of a schedule of dilapidations (wither before or after expiry of the Terms) or a notice or proceedings under Section 58 of the Conveyancing and Property Ordinance (Chapter 219) (even if forfeiture is avoided other than by relief granted by the Court);

4.23.3	in connection with the enforcement or remedying of any breach of the covenants in this Agreement on the part of the Tenant;

4.23.4	in connection with the recovery’ of Rent in arrears and/or other moneys unpaid from the Tenant including the levy or attempted levy of any distress.

4.24	Reletting and Sale

To allow a letting or sale board to be displayed on the Premises (but not so that it restricts or interferes unreasonably with the light enjoyed by the Premises), and to allow prospective tenants or purchasers to view the Premises on prior reasonable notice.

4.25	Yielding up

4.25.1	Immediately before the end or expiration or sooner determination of the Term:

(i)	to give up the Premises repaired and decorated and otherwise in accordance with the Tenant’s covenants in this Agreement;

(ii)	unless the Landlord otherwise requires, to remove all alterations made during the Term or any preceding period of occupation by the Tenant and reinstate the Premises as the Landlord shall reasonably direct and to its satisfaction;

(iii)	to remove all signs, the Tenant’s fixtures and fittings and other goods from the Premises, and make good any damage caused thereby to the Landlord’s satisfaction;

(iv)	to replace any damaged or missing Landlord’s fixtures with ones of no less quality and value;

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4.25.2	If the Tenant fails to comply with Clause 4.25.1, or if the Tenant shall for whatever reason he unable or unwilling to deliver up vacant possession of the Premises to the landlord upon expiration of the Term or upon earlier determination of this Agreement to pay to the Landlord on demand the following (without prejudice to the Landlord’s right to claim further damages and remedies under the law):

(i)	any Costs incurred by the Landlord in remedying the breach; and

(ii)	a sum representing occupation charges of the Premises at such rate as shall be determined by the Landlord at its discretion tor the period reasonably required to remedy the breach and/or for the entire duration from the time that the Tenant shall so remain in occupation after expiry of the Term or earlier determination of this Agreement until vacant possession of the Premises shall be delivered to or recovered by the Landlord.

4.26	Government Lease and Deed of Mutual Covenant

Not to cause suffer or permit any contravention of the provisions of the Government Lease, and/or the Deed of Mutual Covenant and to indemnify the Landlord against any such breach.

4.27	Common Parts

4.27.1	Not to cause any obstruction to the Common Parts nor to cause any obstruction to the pavement in front of the Premises, nor to park, load or unload vehicles otherwise than in the loading and unloading areas or other areas designated for such purpose from time to time;

4.27.2	Not to use any Common Parts outside the Premises for any purpose such as storage or display of goods and not to erect any structure or roof cm or over the Common Parts;

4.27.3	Not to erect or install any aerial, transmitter or other telecommunication cable or wiring equipment in or on any Common Pans save with the prior written consent of the Landlord and/or the Manager which consent, if given, may be subject to conditions and may be revoked at any time by the Landlord and/or the Manager;

4.27.4	To pay to or reimburse to tire Landlord the cost of any damage caused to any port of the Common Parts occasioned by the Tenant, its licensees, employees, agents or contractors or any other person claiming through or under the Tenant

4.28	Management Rules and Regulations

To observe the Management Rules and Regulations relating to the Building from time to time made by the Landlord and the Manager and notified to the Tenant.

5	Landlord’s Covenants

The Landlord covenants with the Tenant as follows:

5.1	Quiet Enjoyment

That, subject to the Tenant paying the Rents reserved by and complying with the terms of this Agreement, the Tenant may peaceably enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it;

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5.2	Government Rent

To pay the Government rent under the Government Lease in respect of the Premises and any Property Tax and outgoings of a capital nature in respect of the Premises.

5.3	To Keep Main Structure in Repair etc

5.3.1	To use all reasonable endeavours to keep or procure to be kept the main structure of the Building in a proper state of repair and condition; and

5.3.2	To use all reasonable endeavours to keep or procure to be kept the Landlord’s fixtures and fittings and the Conduits in tenantable repair (where applicable at the cost of the Tenant in accordance with Clause 4.6.6 hereof)

Provided that the Landlord shall not he liable under this Clause unless and until written notice of arty want of repair shall have been served upon it and the Landlord shall have failed to take steps to effect or procure the effect of the necessary repairs after the lapse of a reasonable time and in the case where the want of repair or maintenance is caused by the misuse or negligence of the Tenant, all Costs incurred in relation to such repairs shall be borne absolutely by the Tenant.

6	Provisos

6.1	Event of Default

If any of the following events occurs:

6.1.1	the Tenant fails to pay any or any part of the Rent, the Service Charge, the Promotion Levy, Government Rates and other sums or amounts payable under this Agreement on or before its due date (whether or not legally or formally demanded); or

6.1.2	the Tenant breaches any of its obligations in this Agreement or

6.1.3	execution or distress is levied on the Premises or otherwise on the Tenant’s goods; or

6.1.4	the Tenant being a Company incorporated in Hong Kong:

(i)	has a petition filed for the winding up of the Tenant; or

(ii)	passes a resolution, or the Court makes an order, for the winding up of the Tenant, otherwise than a member’s voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction previously consented to by the Landlord (consent not in be unreasonably withheld); or

(iii)	has a receiver or administrative receiver or receiver and manager appointed over the whole or any part of its assets or undertaking; or

(iv)	makes or attempts to make any composition or arrangement with any of its creditors; or

(v)	is struck off the Register of Companies; or

(vi)	goes into liquidation; or

6.1.5	proceedings or events analogous to those described in Clause 6,1.4 shall be instituted or shall occur outside Hong Kong; or

6.1.6	the Tenant being an individual;

(i)	has a bankruptcy order made against him; or

(ii)	dies or becomes incapable of managing its affairs; or

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6.1.7	the Tenant ceases or threatens to cease or suspend, suspends or fails to conductor to operate the whole or any substantial part of its business for a continuous period of seven (7) days; or

6.1.8	the Landlord is in its opinion that the Tenant is insolvent or unable to or ceases, suspends or fails to operate any substantial part of its business; or

6.1.9	if any loan, guarantee, indemnity or other indebtedness or any other obligation for the Tenant’s borrowed money shall become due or be declared due prematurely by reason of a default of the Tenant or otherwise.

then the Landlord may (but is not obliged to) re-enter the Premises or any part of the Premises in the name of the whole and forfeit this Agreement and the Term created by this Agreement shall immediately end, and the Deposit shall be forfeited to the Landlord as and for liquidated damages and not as a penalty but without prejudice to any rights which may have accrued to the Landlord by reason of any antecedent breach of any of the obligations on the part of the Tenant herein contained and to the rights of the Landlord to claim any damages including all Costs, Sustained or incurred in respect of any breach of the obligations contained in this Agreement.

6.2	Suspension of Rent

If the Premises are unfit for occupation and use because of damage or destruction owing to fire, water, storm, typhoon, white ants, earthquake, subsidence, landslide or any calamity beyond the control of the Landlord or if an Order is issued (collectively “Suspension Events”) then (save to the extent that such damage, destruction or Order is due to the act or default of the Tenant or to the extent that payment of any insurance moneys is refused due to the act or default of the Tenant) the Base Rent (or a fair proportion according to the nature and extent of the damage or the Order) shall be suspended until the date on which the Premises are again fit for occupation and use or the lifting of the Order. For the avoidance of doubt, the Tenant is not entitled to claim for suspension, abatement or rebate of Base Rent for happening of any event other than any of Suspension Events.

6.3	Break Clause on Destruction

If substantially the whole of the Premises have been rendered unfit for occupation and use or an Order is issued in the manner described in the Sub-clause above and the Premises have not been reinstated or the Order lifted within 6 months of the occurrence of the damage or destruction or the issuance of the Order then either party may terminate this Agreement by serving seven days’ notice on the other party, without prejudice to the accrued liabilities of either party.

6.4	Deposit

6.4.1	On or before the first day of the Term, the Tenant must pay the Deposit to be held by the Landlord throughout the Term to secure the due observance and performance by the Tenant of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed and performed which Deposit shall be held by the Landlord throughout the Term free of any interest to the Tenant with the right for the Landlord (without prejudice to any other right or remedy hereunder) to deduct therefrom the amount of any Rent, Government Rates, Service Charge, Promotion Levy and other charges payable hereunder and any Costs sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any of the said agreements stipulations obligations or conditions. In the event of any deduction or Set-off being made by the Landlord from the Deposit (or any payment demanded or called upon in the case of the Bank Guarantee (as defined herein) in accordance herewith during the Term, the Tenant shalt forthwith on demand by the Landlord make a further deposit equal to the amount so deducted or set-off (in the case of the Bank Guarantee by way of a further Bank Guarantee (in the form previously approved by the Landlord) issued by a licensed hank for the amount equal to the amount so called upon)) and failure by the Tenant so to do shall entitle the Landlord forthwith to re-enter upon the Premises and to determine this Agreement.

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6.4.2	Whenever there is an increase in the Base Rent or if the Landlord so applies the Deposit towards remedying any breach by the Tenant or the Landlord exercises its right of set-off during the Term, the Tenant must pay to the Landlord such sum as demanded by the Landlord (or produce a farther Bank Guarantee as the case may be) so as the Deposit shall at all times be equivalent to the aggregate of Three (3) months’ Base Rent, Service Charge and Promotion Levy.

6.4.3	Subject as aforesaid the Deposit shall be refunded to the Tenant by the Landlord without interest within sixty (60) days after the expiration or sooner determination of this Agreement and delivery of vacant possession of the Premises to the Landlord and after the submission of the last Audited Statement (as defined in clause 6.3.62) of Schedule 1 hereof) (if required) or after settlement of the last outstanding claim by the Landlord against the Tenant for any arrears of Rent, Government Rates, Service Charge, Promotion Levy and other charges and Costs and for any breach non-observance or non-performance of any of the agreements stipulations terms and conditions herein contained on the part of the Tenant to be observed or performed, whichever shall be the later.

6.4.4	For the avoidance of doubt, the aforesaid settlement of the last outstanding claim shall include the settlement of any further sum (if any) payable arising from the difference between the Gross Receipts (as defined in clause 6.3.7 of Schedule 1 hereof) submitted monthly and the corresponding Gross Receipts stated on the Audited Statements covering the whole Term up to and including the date of expiration of the Term or earlier determination of this Agreement.

6.4.5	If at any time during the Term, the Landlord shall sell or otherwise assign the Premises or part thereof or any of its rights under this Agreement to third party (the “New Owner”), the Landlord may at any time transfer to the New Owner the Deposit or any part thereof to the New Owner. Upon such transfer, the Landlord (which in this context shall exclude its assigns) shall be released of its liability and obligation (whether contractual or otherwise) under this Agreement including without limitation its obligation and liability to refund the Deposit or such part or balance of it to the Tenant. The Tenant shall claim for the refund of the Deposit or such part or balance of it from the New Owner only.

6.5	Exclusions

The Landlord and the Manager shall not in any of the following circumstances be liable to the Tenant or any other person:

6.5.1	Lifts, Air-conditioning, Utilities

In respect of any loss of profit or of business or loss of life or loss or damage or injury to person or property sustained by the Tenant or any other person or any disruption or inconvenience suffered by the Tenant or any other person caused by or through or in any Way owing to any defect in or breakdown of the lifts and air-conditioning system (if any) condenser water supply system (if any) electric power, water, gas and/or liquefied petroleum supplies, or any other service provided in the Building; or

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6.5.2	Fire and overflow of water

In respect of any loss of profit or of business or loss of life or loss or damage or injury to person or property sustained by the Tenant or any other person or any disruption or inconvenience suffered by the Tenant or any other person caused by or through or in any way owing to any typhoon, heavy rainfall, landslide, subsidence of the ground, act of god, escape of fumes, smoke, fire, odours or any other substance or thing or the overflow or leakage of water from anywhere within the Building or the leakage or overflow of water into the Building or any part thereof from anywhere outside the Building (whether the overflow or leakage is from any pipes, drains, water tanks, water apparatus, sprinkler system or other fire prevention or control apparatus) or the decoration or fitting out of any part of the Building carried out by the Landlord or any other tenants or occupiers of the Building: or

6.5.3	Security

For the security and safekeeping of the Premises or any of its contents and in particular but without prejudice to the generality of the foregoing the provision (if any) by the Landlord of watchmen and caretakers or any mechanical or electrical systems of alarm of whatever nature shall not create any obligation on the part of the Landlord as to the security of the Premises or any of its contents and the responsibility for the safety of the Premises and its contents shall at all times rest with the Tenant; or

6.5.4	Strikes, demonstration or protest

In respect of any loss of profit or of business or loss of life or loss or damage or injury to person or property sustained by the Tenant or any other person or any disruption or inconvenience suffered by the Tenant or any other person caused by or through or in any way owing to or arising out of or connected with or attributable to strikes, demonstration protest, riots, lock out, civil commotion, acts of terrorism or other violent or social activities of a similar nature or the Landlord’s implementation or performance or non-implementation or non-performance of any appropriate measures as mentioned in paragraph 8 of Part II of Schedule 2 as the Landlord may in its absolute discretion deem fit; or

6.5.5	Epidemic control

In respect of any loss of profit or of business or loss of life or loss or damage or injury to person or property sustained by the Tenant or any other person or any disruption or inconvenience suffered by the Tenant or any other person caused by or through or in any way owing to or arising out of or connected with or attributable to the Landlord’s implementation or performance or non-implementation or non-performance of any appropriate measures as mentioned in paragraph 9 of Part Il of Schedule 2 as the Landlord may in its absolute discretion deem fit; or

6.5.6	Causes other than Landlord’s wilful default

In respect of any loss of profit or of business or loss of life or loss or damage or injury to person or property sustained by the Tenant or any other person or any disruption or inconvenience suffered by the Tenant or any other person unless the same is caused by the wilful default of the Landlord and the Landlord is otherwise liable for the same: or

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6.5.7	Act, neglect or default of other tenants or occupiers

In respect of any act, neglect or default of any other tenants or occupiers of the Building and their respective licensees, invitees, employees, contractors, servants or agents,

nor, unless otherwise specifically stated in this Agreement, shall the whole or any proportion of the Rent, the Service Charge, Promotion Levy and other charges payable under this Agreement abate or cease to be payable on account of any of the foregoing nor shall the Landlord be regarded as in breach of the provisions of this Agreement or in derogation of the grant hereunder by reason of the foregoing.

6.6	Management Rules and Regulations

6.6.1	The Landlord and/or the Manager shall be entitled from time to time by notice m writing to the Tenant to make introduce and subsequently amend, supplement, adopt or abolish if necessary the Management Rules and Regulations as it may consider necessary for the proper operation and maintenance or management of the Building or any part thereof and such Management Rules and Regulations (or as newly adopted or amended) will he posted on the notice board of the Building;

6.6.2	Such Management Rules and Regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such Management Rules and Regulations and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail;

6.6.3	The Landlord shall not be liable for any loss or damage however caused arising from any non-enforcement of such Management Rules and Regulations or non-observance thereof by any third party.

6.7	Notices

6.7.1	Notices to the Tenant must be served by registered post to or left at the Premises or the registered office or the last known address in Hong Kong of the Tenant;

6.7.2	Notices to the Landlord must be served by registered post to or left at the correspondence address of the Landlord in Hong Kong as set out in paragraph 1.1 of the Tenancy Particulars, or any other address that the Landlord may notify to the Tenant from time to time;

6.7.3	A notice sent by registered post will be treated as given at the time when in due course of post it would be delivered at the address to which it is sent

6.7.4	A written notice served by the Landlord to the Tenant in manner herein mentioned to the effect that the Landlord has resumed possession of the Premises shall be a full and sufficient exercise of such right without actual physical entry on the part of the Landlord.

6.8	No implied Easements

The grant of this Agreement does not confer any rights over the Building, the Lot or the Adjoining Property or any other property except those mentioned in Part I of Schedule 2.

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6.9	No Waiver of Landlord’s Rights in respect of Breach

6.9.1	No condonation, excusing or overlooking by the Landlord in respect of any default, breach or non-observance or non-performance by the Tenant at any time or times of the agreements, stipulations, terms, covenants and conditions contained in this Agreement shall operate or be regarded by the Tenant as a waiver of the Landlord’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord under this Agreement in respect of any such continuing or subsequent default or breach. No waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord, unless expressed in writing and signed by the Landlord;

6.9.2	Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and shall in no way be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future, unless expressly so provided.

6.10	Distraint

For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance (Chapter 7) and of this Agreement, the rent payable in respect of the Premises shall be and be deemed to be in arrear if not paid in advance at the times and in the manner provided for payment in this Agreement.

6.11	Disposal of Tenant’s effects

The Tenant irrevocably grants the Landlord the absolute night to dispose of any effects remaining in or left by the Tenant on the Premises on any terms that the Landlord thinks fit after the Tenant has vacated the Premises on the expiration or sooner determination of the Term or the termination of the tenancy hereby created and the Landlord shall not be liable to the Tenant in respect of any such effects left nor accountable to the Tenant for the proceeds of such disposal. The Landlord shall have the night to deduct from the Deposit, or if such Deposit shall be insufficient, to claim against the Tenant for all costs incurred by the Landlord in disposing of the Tenant’s effects left in or on the Premises.

The Tenant shall indemnify the Landlord against all liabilities incurred by the Landlord to any third party in exercising its right under this Clause.

6.12	Name of Building

The Landlord reserves the right subject to any relevant provisions of the Deed of Mutual Covenant and/or any sub-deed of mutual covenant in respect of the Building to change the name of the Building by giving 3 months’ written notice to the Tenant without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant.

6.13	Description of Premises

The Landlord reserves the right to change the description (including but not limited to the unit/shop number(s)) of the Premises as it may in its sole discretion determine on giving to the Tenant not less than three months’ written notice of its intention to do so. The Landlord shall not be liable to the Tenant for any costs or expenses incurred or any loss suffered by the Tenant as a consequence of such change.

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6.14	Costs, Stamp Duty and Registration Fee

6.14.1	Each party shall pay its own legal costs and disbursements of and incidental to this Agreement.

6.14.2	The stamp duty and registration fee (if required) payable on this Agreement shall be borne by the Landlord and the Tenant in equal shares.

6.14.3	If registration is required, the Tenant shall pay the Landlord HK$700 (Seven Hundred Dollars) as administration fee towards the Landlord’s cost in the registration of this Agreement.

6.15	No Premium or Fine

The Tenant acknowledges that no fine, premium, key money or other consideration has been paid by the Tenant to the Landlord for the grant of this tenancy.

6.16	Sale, Refurbishment and Renovation by Landlord

6.16.1	Notwithstanding any provisions to the contrary in this Agreement, if at any time during the Term the Landlord shall resolve to sell, redevelop, refurbish, renovate or reinstate the Building or the Premises or any part or parts thereof then in any of such events, the Landlord shall be entitled to give not less than six (6) calendar months’ notice in writing to the Tenant (the “said notice”) to terminate this Agreement and the tenancy created hereunder and immediately upon the expiration of the said notice this Agreement and everything herein contained (including the option(s) to renew (if any)) shall absolutely terminate and be void and the Tenant’s right to remain in the Premises shall cease notwithstanding any rule of law or equity or the terms of any lease or tenancy agreement or licence or permit of whatsoever nature to the contrary and the Tenant shall forthwith deliver up vacant possession of the Premises to the Landlord without any right of Set off or withholding rent or any claim, costs or compensation whatsoever in such event.

6.16.2	The termination of the tenancy pursuant to Clause 6.16.1 above shall be without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements, terms, conditions, restrictions, or stipulations contained in this Agreement.

6.16.3	it is also agreed and declared notwithstanding any other provision herein and notwithstanding any law to the contrary, the Tenant’s night of renewal (if any) shall be extinguished and determined upon the Landlord’s service of the said notice whether such right shall have been exercised by the Tenant or not and the Tenant shall not be entitled to any claim against the Landlord for determination of the right of renewal.

6.17	No Exclusive Right to Trade

The tenancy created under this Agreement does not in any way confer upon the Tenant any exclusive right to any particular trade in the Building and the Landlord reserves the right to Met other premises in such Building in whatever manner for the same trade.

6.18	Special Conditions

The parties hereto agree to be bound by the special conditions (if any) contained in Schedule 3.

6.19	Severance

If any term in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any ordinance or rule of law, such term or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

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6.20	Governing Law and Jurisdiction

6.20.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

6.20.2	The Landlord and the Tenant irrevocably agree that the courts of Hong Kong are to have non-exclusive jurisdiction to settle any disputes that may arise out of or in connection with this Agreement and the documents to be entered info pursuant to this Agreement. The Landlord and the Tenant further agree to irrevocably submit to the non-exclusive jurisdiction of such courts and waive any objection to proceedings in any such courts on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

6.20.3	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purpose of the enforcement or execution of any judgment or other settlement in any other courts.

6.21	Whole Agreement

This Agreement (including all its Schedules and Annexures) sets out the full agreement between the parties and supersedes all prior engagements, arrangements, agreements and contracts oral or in writing whatsoever between the parties. No other warranties or representations have been made or given by the Landlord to the Tenant and if any warranty or representation has been made the same are hereby waived.

7	Connected Persons

The Tenant confirms that to the best of his/her/its knowledge, the Tenant is not one of the “connected persons” to Link Real Estate Investment Trust within the meaning as defined in Chapter 8.1 of the Code on Real Estate Investment Trusts published by the Securities and Futures Commission of Hong Kong, as amended, supplemented or otherwise modified for the time being.

8	Link Asset Management Limited as Agent and Attorney of the Landlord

Unless and until further notice from the Landlord, all cheques for payment of Rent, Service Charge, Promotion Levy, Deposit and all other charges payable under this Agreement shall be made in favour of “Link Asset Management Limited” as the agent and attorney of the Landlord.

9	Third Party Enforcement Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Cap, 623) (“Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Agreement. For the avoidance of doubt, this provision shall not affect any right or remedy of a third party which exists, or is available apart from the Third Parties Ordinance.

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10	Confidentiality

10.1	The Tenant undertakes to keep confidential (and ensure that its directors, partners, officers, employees. agents advisers) and shall not at any time disclose or permit to be disclosed to any third party the terms of this Agreement or any preceding offer, heads of terms, memorandum or agreement(s) or document(s) made between the parties in relation to this Agreement or any negotiation or discussion (whether verbal or in writing) relating to or in any way loading to the conclusion of this Agreement or any other matter whatsoever in relation to this Agreement, except:

(i)	with the Landlord’s prior written consent; or

(ii)	that the parties have agreed to the disclosure as being required by any law or Court order of Hong Kong and other competent jurisdiction; or

(iii)	that such information has become public knowledge other than due to the breach of this Clause by the Tenant.

10.2	The Tenant shall be fully liable for any Costs incurred or suffered by the Landlord arising from the Tenant’s breach of this Clause.

Executed by the parties the day and year first before written.

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Schedule 1

Tenancy Particulars

1	Parties

1.1	Landlord

LINK PROPERTIES LIMITED incorporated under the laws of the Cayman Islands with limited liability, whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands with its principal place of business in Hong Kong at 20th Floor, Tower 1, The Quayside, 77 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

1.2	Tenant

MAN PONG JEWELLERY LIMITED whose registered office is at Flat 14, 9th Floor, Nan Fung Commercial Centre, 19 Lam Lok Street, Kowloon, Hong Kong.

(Business Registration No. 52256049)

2	Lot

The Lot registered in the Land Registry as TSEUNG KWAN O TOWN LOT NO. 82.

3	Building

All Those premises or buildings erected on the Lot and Known as Commercial/Car Park Block (also known as Choi Ming Shopping Centre), Choi Ming Court, 1 Choi Ming Street, Tseung Kwan O, Sai Kung, New Territories, Hong Kong.

4	Premises

Shop No, 209A on the Second Floor of the Building which, for the purpose of identification only, is delineated and coloured pink on the plan(s) annexed.

5	Term

For a term of Three (3) years from and including 3 July 2025 and expiring on 2 July 2028.

6	Rent

6.1	The Tenant shall, throughout the Term, pay to the Landlord the Rent (exclusive of Government Rates, Service Charge and other outgoings) which shall comprise of Base Rent or Turnover Rent, whichever is higher.

6.2	Base Rent

Year 1 - Year 3: HK$42,500.00 per month

The Tenant shall promptly and punctually pay monthly in advance to the Landlord the Base Rent on the 1th day of each month without any set-off (whether legal or equitable), deduction or any cross-claim or counterclaim by the Tenant and/or abatement,

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6.3	Turnover Rent

The Tenant shall, throughout the Term, pay to the Landlord a Turnover Rent promptly and punctually without any set-off (whether legal or equitable), deduction or any cross-claim or counterclaim by the Tenant and/or abatement on the Turnover Rent Payment Date(s) in accordance with the following provisions : -

6.3.1	The Turnover Rent shall be a sum equivalent to 3.00% of Gross Receipts (as hereinafter defined).

6.3.2	In the event that 3.00% of Gross Receipts of a month exceeds the Base Rent for the same month, the Tenant shall pay to the Landlord the Turnover Rent less the Base Rent (if paid).

6.3.3	“Turnover Rent Payment Date(s)” shall for the purpose of this paragraph mean the fifteenth (15th) day of the following month.

6.3.4	In the event that the sum of 3.00% of the Gross Receipts of a month is equal to or less than the Base Rent for the same month (“deficit”), the Tenant shall only be required to pay the Base Rent. However, any deficit shall not be carried forward or taken into account in calculating the Turnover Rent for any other month(s) of the Term.

6.3.5	The Tenant shall at its own costs and expenses submit to the Landlord on or before the 15th day of each calendar month all information of the amount of the monthly Gross Receipts of the Tenant in respect of the preceding month, certified by the Tenant’s director or its accountant or its authorised person (provided that the Tenant shall furnish a certified copy of power of attorney to the Landlord for proving such authorisation).

6.3.6

(a)	At the close of each Accounting Period (as defined in Paragraph 6.3.8 of Schedule 1) the Tenant shall at its own cost and expense cause its entire records for the preceding Accounting Period to be audited by the auditors appointed from time to time by the Tenant and approved by the Landlord and require the auditors to issue a statement as to the Gross Receipts for each month of the Accounting Period (the “Audited Statement”) and the Audited Statement shall be certified by the auditor and forthwith be delivered to the Landlord and in no event later than three (3) months after the close of the Accounting Period.

(b)	For the avoidance of doubt, the fast Accounting Period may not be 365 days and upon the close of the last Accounting Period, the Tenant shall at its own cost and expense deliver to the Landlord within three (3) months after the date of expiration of the Term or earlier determination of this Agreement, its entire management accounts for the last Accounting Period which has been certified by a practising Certified Public Accountant to be true complete and correct.

(c)	If any discrepancy is discovered on further examination of the monthly statements on Gross Receipts or the Audited Statement such that any further sum shall be payable by the Tenant to the Landlord, such sum(s) shall be immediately paid by the Tenant to the Landlord upon the Landlord’s demand. The Tenant’s obligations in this sub-paragraph shall survive expiration or earlier determination of the Term.

(d)	The Landlord may at any time at its own expense appoint auditors or agents and operate electronic checking devices to check the Gross Receipts of the Tenant’s business. Further, the Tenant shall install at its own expense electronic cash registers. The Tenant shall at all times permit such checking and open its books and records to the Landlord, its duly authorised agents or any such auditors or authorised agents.

(e)	The Tenant shall also throughout the Term keep or cause to be Kept complete, accurate and true records of the Gross Receipts. If any time the Tenant fails to make complete and accurate reports of the Gross Receipts for any one (1) month, the Tenant acknowledges that the Landlord shall then be at liberty to make an interim assessment of the Turnover Rent and such interim assessment shall be deemed correct for all purposes and payment of the Turnover Rent will be made by the Tenant. The Landlord may make such interim assessment of the Turnover Rent as the Landlord may in its absolute discretion determine and the Tenant agrees to pay such interim assessment of the Turnover Rent.

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6.3.7	The expression “Gross Receipts” shall for the purpose of this paragraph mean the total or aggregate amount or consideration derived or attributable from all trades and businesses carried on in or from the Premises by the Tenant and shall include but not limited to:

(a)	all amounts received or to be received from the sale or collection of goods and/or services from or at the Premises or any part thereof;

(b)	all amounts received or receivable from orders for goods or services originated, received or accepted at or from the Premises;

(c)	all amounts received or receivable from any order, sale or purchase of goods and/or services solicited outside of the Premises and/or persons operating from or reporting to the Premises or any part thereof;

(d)	all amounts received or receivable by the Tenant which in the normal and customary course of its business would or should credit or be attributable to the Tenant’s business conducted at the Premises;

(e)	all amounts received of receivable in respect of sales made and services performed by or through machines and other device in the Premises;

(f)	the amount of any service charge levied or imposed by the Tenant on goods sold, services performed or otherwise disposed of and paid by customers;

(g)	any other income derived by the Tenant in respect of the Premises;

(h)	if any business includes or involves (inter alia) selling cash, gift, festive product or other coupons AND redemption of cash, gift, festive product or other coupons (irrespective of where such coupons are sold and purchased or given and obtained at the Premises for goods, service or money) the total proceeds of the sale of the said coupons in the Premises OR the total value of the goods, service or money redeemed in the Premises as aforesaid, shall be included in the Gross Receipts notwithstanding anything mentioned as aforesaid; and

(i)	all amounts received or to be received from transaction where such sale or performance may be transacted through the internet;

Provided Always That:

(i)	every sale or transaction on credit terms or an instalment basis shall be deemed to be a sale or transaction for the full cash price at the date the transaction is first made irrespective of time or times the Tenant receives payment;

(ii)	every deposit by customer shall be included in the Gross Receipts at the time of receipt and shall only be deducted if any when repaid;

(iii)	if any sale order or transaction for goods and/or services is received by the Tenant on the Premises or any part thereof, the revenue attributable to such order or transaction shall constitute part of the Gross Receipts even if, for the purposes of such order or transaction. the goods and/or services are not supplied from the Premises;

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(iv)	if any sale order or transaction for goods and/or services is received outside of the Premises, the revenue attributable to such order or transaction shall constitute part. of the Gross Receipts if, for the purposes such order or transaction, the goods and/or services are supplied from the Premises or any part thereof;

(v)	in calculating the amount of the Gross Receipts, no deduction shall be made for bad or doubtful debts or (in case of sale orders or transactions paid by credit card) discounts or commissions payable by the Tenant to the provider of such credit; and

(vi)	the value of any goods, service or money redeemed in the Premises as aforesaid shall only be included in the Gross Receipts only if the value of the relevant coupon so redeemed has not been included as Gross Receipts under Paragraph 6.3.7(h).

6.3.8	The expression “Accounting Period” shall mean the period from 1st April of a year to 31st March of the next year (both days inclusive) save that the first Accounting Period shall be the period from the date upon which Rent commences to be payable to the next 31st March (both days inclusive) and the last Accounting Period shall be the period from 1st April of the year corresponding to the last year of the Term to the date of expiration or earlier determination of the Term (both days inclusive).

7	Supply of Air-conditioning

7.1	Where the Premises are supplied with air-conditioning, the air-conditioning service is supplied during the air-conditioning hours from 9:00 am to 10:00 pm (the “Air-conditioning Hours”).

7.2	Where applicable, if the Tenant shall require additional air-conditioning at the Premises outside the Air-conditioning Hours, the same can normally be provided on reasonable advance notice to the Landlord or the Manager at such rate as the Landlord or the Manager may from time to time charge. The Tenant shall pay the cost of the additional air-conditioning on receipt of the demand note therefor which may be rendered weekly or at such other intervals as the Landlord or the Manager shall in its absolute discretion decide without any deduction, counterclaim or set off.

8	Service Charge

The Service Charge shall he HK$6,897.80 per month during the Term. In the event of a deficiency occurring or seeming to the Landlord or the Manager likely to occur in respect of the Service Charge, the Landlord or the Manager shall be entitled to demand, collect and recover from the Tenant such additional contributions as the Landlord or the Manager may determine. The assessment by the Landlord or the Manager of the amount of deficiency and the amounts of additional contributions shall be conclusive and binding on the Tenant. Without prejudice to the aforesaid rights of the Landlord or the Manager, the Service Charge shall be subject to review from time to time by the Landlord or the Manager whose decision shall be conclusive and binding on the Tenant.

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9	Government Rates

The Government Rates shall be HK$2,150.00 per month subject to adjustment by the Government from time to time.

10	Deposit

10.1	The Deposit payable by the Tenant to the Landlord in accordance with this Agreement is HK$148,193.40 (equivalent to 3 months’ Base Rent and Service Charge) which shall be settled in the following manner:

10.1.1	a sum of HK$145,237.20 being part of the Deposit shall be payable by way of transfer from the existing deposit currently held by the Landlord (the “Existing Deposit”) under the existing Tenancy Agreement dated 30 August 2022 in respect of the Premises (the “Existing Tenancy Agreement”) to this Agreement upon commencement of the Term;

10.1.2	a sum of HK$2,956.20 being the balance of Deposit payable upon the signing of this Agreement.

Provided That in the event the Landlord shall have made any deductions to the Existing Deposit in accordance with the Existing Tenancy Agreement prior to commencement of the Term, the Tenant must upon demand make good the shortfall by payment in cash or otherwise this Agreement shall at the option of the Landlord be treated as null and void.

11	Permitted Use

With a view of achieving the desired trade mix and desired look and feel that the Landlord has for the Premises to ensure its overall commercial attractiveness, the Tenant’s use of the Premises shall be restricted to the sole purpose listed in the Tenant’s trade proposal annexed hereto under the trade name of “Man Pong Jewellery 萬邦珠寶” and for no other purpose whatsoever. If the Tenant fails to comply with this paragraph 11, the Landlord shall be entitled to terminate this Agreement without prejudice to the right of the Landlord to forfeit the Deposit and to claim damages for all loss and damage arising thereupon and/or call or demand for payment under the Bank Guarantee.

12	Normal Business Hours

The normal business hours of the Building are currently from 9:00 am to 10:00 pm daily subject to the right of the Landlord to alter or amend such hours from time to time and to such extent as the Landlord shall in its discretion deem appropriate or necessary.

13	Promotion Levy

No Promotion Levy shall be payable by the Tenant.

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Schedule 2

Rights, Exceptions and Reservations

Part I

Other Rights granted

There are granted to the Tenant (in common with others authorised by the Landlord):

1	The right to use the relevant Common Parts for access to and from the Premises.

2	Free and uninterrupted use of all Conduits which are in the Building and serving the Premises, subject to the Landlord’s rights to re-route the same.

3	The right to maintain a sign giving the name of the Tenant and its location within the Building on the directory board of the Building (if any) subject to the Tenant’s payment of the necessary costs incurred by the Landlord in affixing, repairing or replacing the same if so demanded by the Landlord.

4	The right to load and unload goods in the loading and unloading areas within the Building, subject to availability.

Part II

Exceptions and Reservations

There are excepted and reserved to the Landlord:

1	The right to carry out any building, rebuilding, alteration, improvement or other works (whether of a structural nature or not) to the Building, the Lot, the Adjoining Property and the Adjoining Lot (including the erection of scaffolding) notwithstanding any inconvenience or nuisance caused to the Tenant or occupier of the Premises or temporary interference with the access and enjoyment and use of the Building. The Landlord shall incur no liability whatsoever whether contractual or tortious to the Tenant or any other person whomsoever for any loss, damage or injury of whatever nature occasioned thereby.

2	The free and uninterrupted right to erect, use and maintain all Conduits which are or will be in or through the Premises and serving the Building, the Lot or the Adjoining Property together with the right lo enter the Premises at all reasonable times to examine, inspect alter, repair, improve, renew, relay, cleanse and/or maintain the same.

3	The right to subjacent and lateral support from the Premises for the remainder of the Building.

4	The right of free and uninterrupted passage egress from and ingress to the Common Parts in or under or above or through the Premises. In particular, but without affecting the generality of the foregoing, the Landlord shall have the right Lo install, affix, erect or permit to be installed, affixed or erected any aerial, transmitter or other telecommunication cable or wiring or equipment (the “Equipment”) in, on, over, under or above the Premises (including without limitation the false ceiling) and the Tenant shall permit the Landlord or its contractors or authorized operator(s) to enter the Premises to install affix erect maintain or repair such aerial transmitter cable wiring or equipment at all reasonable times upon prior appointment. The Tenant shall not remove, alter or otherwise cause damage to such aerial transmitter cable wiring or equipment at the Premises and shall indemnify the Landlord against all Costs arising from the breach of this provision by the Tenant. Further, the Tenant shall, upon request by the Landlord, execute a licence agreement or any documents of similar nature in such standard form as prescribed by the Landlord regarding the erection of the Equipment. Save as aforesaid, no aerial, transmitter or other communication cable or wiring equipment shall be erected in or on the Premises by the Tenant.

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5	The right to remove, cancel, relocate or otherwise change the Common Parts of the Building from time to time and in such manner as the Landlord may in its absolute discretion deem fit without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant therefor.

6	The right to enter and remain on the Premises for the purposes referred to in Clause 4.22 of this Agreement.

7	The right to enter into any Deed of Mutual Covenant on such terms as the Landlord shall in its absolute discretion deem fit.

8	The right to alter the Normal Business Hours or to order closure or evacuation of or suspend access to the Premises or the Building (or any part thereof) for any time period should the Landlord consider in its absolute discretion necessary for die safekeeping, safety or security of the Premises or the Building (or any part there of) in the event of strikes, demonstration, protest, riots, lock out, civil commotion, acts of terrorism or other violent or social activities of a similar nature.

9	The right to alter the Normal Business Hours or lo order closure or evacuation of or suspend access to the Premises or the Building (or any part thereof) or to implement or perform any other appropriate measures for any lime period should the Landlord consider in its absolute discretion fit for the maintenance of general public health or for the prevention or control of infectious diseases (including but not Limited to the Infectious Diseases as defined in the Prevention and Control of Disease Ordinance (Cap. 599)) or any diseases of similar nature or for the purpose of complying with any order(s) and/or notice(s) in relation to public health.

10	Other reservations and rights reserved to the Landlord as owner of the Premises under the Deed of Mutual Covenant.

11	All rights and easements which are excepted and reserved under the Government Lease.

For the avoidance of doubt, it is hereby agreed and declared between the Landlord and the Tenant that the Tenant shall not be entitled to raise any objection or make any complaints in respect of the exercise by the Landlord or any other person of any of the rights mentioned in this Part II of Schedule 2 nor shall the Landlord be regarded as being in breach of any provisions of this Agreement or in derogation of the grant hereunder by reason of the exercise by the Landlord or any other person of any of the rights mentioned in this Part II of Schedule 2.

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Schedule 3

Special Conditions

1	Handover Condition

1.1	The Premises shall be handed over to the Tenant on “as is” state and condition in which they are found at the date when possession is given by the Landlord. The Tenant shall at its own costs reinstate the Premises to “bare shell” state and condition together with the Landlord’s provisions listed out in any previous tenancy agreement(s) (fair wear and tear excepted) to the satisfaction of the Landlord unless the Landlord otherwise requires upon expiration or sooner determination of the Term.

1.2	The Tenant acknowledges that building services installation (such as ductworks, pipeworks, hose reel and etc.) may not be shown on the plan(s) annexed.

2	Shopfront and Window Displays

2.1	The Tenant shall install a shop from (including the shop window and window frame and door) at its own costs and fit up the Premises with furniture, fixtures and fittings to the requirements and satisfaction in all respects of the Landlord and other governmental or competent authorities concerned.

2.2	The Tenant shall install and at all times maintain displays of merchandise goods or services in the shopfront windows or showcases contained within the entrance ways to the Premises to the satisfaction of the Landlord and to a standard and composition appropriate in the opinion of the Landlord to the reputation and standing of the Building, and shall alter any window or other display of goods or merchandise in or at the Premises immediately upon notice by the landlord that such displays will in the opinion of the Landlord prejudice the reputation or standing of the Building provided always that the opinion of the Landlord in that respect shall be final.

2.3	The Tenant shall, at its expenses, keep lit any shopfront windows, window and showcases together with the shop signs of the Premises during such hours as the Common Parts of the Building are open to the public. For the purpose of this paragraph, shopfront windows, windows and showcases shall be deemed to include those parts of the interior of the Premises used to display merchandise, goods or services immediately fronting onto the entrances, passages, accesses or other areas within the Common Parts and/or the street and/or the pedestrian way and/or the landscaped area of the Building and/or the atrium of the Building and/or the entrance lobby of the Building.

2.4	The Tenant shall keep the shopfront of the Premises lit from 9:00 am to 10:00 pm daily throughout the Term.

2.5	All shopfront windows are for the display of merchandise only and shall not he obstructed by the Tenant’s fixtures and fittings. Unless prior approval is obtained from the Landlord, display fixtures along shopfront should be set back from the glass shopfront by 0.3 meter and the height should not be greater than 1.2 meters. All high blocked display cabinets and/or objects shall be placed adjacent to the wall.

2.6	Sales promotional materials such as flyers, advertisements and stickers shall not be displayed on any part of the shopfront. It is suggested that poster stands or notice boards should be designed for the purpose. The design of the said stands or notice boards shall be submitted to the Landlord for the Landlord’s prior approval.

2.7	The Tenant shall not post or allow to be posted any neon-coloured price tag, sticker or direction or usage of merchandise in either hand-written or printed form on the shopfront windows.

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2.8	The Tenant shall at its own cost use the shopfront glass panel(s) facing the common corridor as “Showcase(s)” and the Tenant shall maintain the shopfront display in the manner as a first class commercial complex throughout the Term.

3	Licence and Permit

3.1	The Tenant shall at its own cost, apply for the grant and/or renewal of the relevant licence(s) and/or permit(s) from all appropriate governmental authorities in connection with the Permitted Use and the Landlord does not warrant that such licence(s) and/or permit(s) can be obtained or that the Premises are fit for such purpose. The Tenant shall make no claim of any kind whatsoever against the Landlord in the event of the Tenant’s failure delay or inability for any reason to obtain or renew any such licence(s) or permit(s).

3.2	The Tenant shall at all times during the Term, perform, observe and comply with all conditions attached to such licence, permit and/or consent referred to in the Sub-paragraph above.

4	Entrance(s) and Exit(s)

4.1	The Tenant shall keep the entrance(s) open for public access during the Normal Business Hours of the Building throughout the Term.

4.2	The Tenant expressly acknowledges that the exit door(s) shall not be blocked and shall be kept clear at all times throughout the Term for use as an emergency exit.

5	Mechanical and/or Electrical Services

The Tenant shall at its own cost and expense maintain and repair all mechanical and/or electrical services (if any) (such as escalators, lift, air side equipment, etc.) within and/or outside the Premises for the Tenant’s exclusive use.

6	Description of Premises

The Landlord reserves the right to change the alphabetical or numerical description of the Premises to any such description name or style as the Landlord may at its sole discretion determine at any time and/or from time to time during the Term without compensation to the Tenant and without the same constituting an actual or constructive eviction of the Tenant and without the Landlord in any event incurring any liability to the Tenant for any loss, injury, damage, annoyance or inconvenience which the Tenant may suffer as a consequence of any change made by the Landlord as aforesaid. The Landlord shall however give the Tenant, the Post Office and other relevant Government Authorities three (3) month’s prior written notice of the aforesaid change of description of the Premises.

7	Insurance throughout the Term

The Tenant shall effect and maintain insurance cover throughout the Term as follows:

7.1	Third Party

In respect of liability for loss injury or damage to any person or property caused by any act or default of the Tenant. The insurance policy shall be with a reputable insurance company approved by the Landlord in the joint names of “Link Asset Management Limited and/or Link Properties Limited and/or Link Property Management Services Limited and/or HSBC Institutional Trust Services (Asia) Limited and/or Link Real Estate Investment Trust and/or any of the subsidiaries/associates of the aforementioned as they may appear from time to time” and endorsed to show the interests of the Landlord in the Premises and shall be in an amount of not less than HK$10,000,000.00 or at a higher amount as the Landlord and/or the Manager may from time to time stipulate. It shall also contain a clause to the effect that the insurance cover and terms and conditions shall not be cancelled, modified or restricted without the prior written consent of the Landlord;

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7.2	Plate Glass

All glass and windows in the Premises for its full replacement value;

7.3	Water Damage

Against damage to stock, fixtures and fittings for the full insurable value from the use or misuse of the fire sprinkler system installed within the Premises or the incursion of water into the Premises; and

7.4	Tenant’s Fittings and Stock

The Tenant’s fittings, stock and equipment within the Premises against fire and other risks for their full replacement value.

The Tenant undertakes to produce to the Landlord on demand such insurance policy(ies) together with a receipt for the last payment of premium and a certificate from the insurance company that the policy(ies) is/are in all respects valid and subsisting.

8	Levy on Solid Waste/Garbage Management

Without prejudice to Clause 4.11 of this Agreement, any fees, charges and/or penalty arising out of or incidental to the implementation of the municipal solid waste levy policy or any levy/policy of a similar nature, in respect of solid waste/garbage produced by and/or disposed of by the Tenant or its customers, which may from time to time be assessed or imposed or charged by the relevant statutory or government authorities on the owner or occupier of the Premises shall be borne and paid by the Tenant absolutely.

9	Provisions of Document(s)/Plan(s)/Information by Landlord

9.1	The Tenant acknowledges that any document(s), plan(s) and/or information of whatever nature furnished by the Landlord to the Tenant (collectively, the “Provided Documents”) are for the Tenant’s general information only and the Landlord does not give or make any representation or warranty of any kind whether expressed or implied as to the accuracy, correctness, completeness, currency, reliability, validity or fitness for any particular purpose of any information, contents, or any matter contained in the Provided Documents. The Provided Documents may be subject to Government and/or other competent authorities’ amendment(s) and/or approval(s) and are subject to change without prior notice. The Landlord assumes no duty or obligation to advise or provide the Tenant of any updates of or revision to any part of the Provided Documents. The Tenant agrees to conduct its own independent enquiry, assessment and investigation and to seek professional advice in relation to any matter in the Provided Documents.

9.2	The Landlord shall not be responsible to the Tenant (or anyone claiming through the Tenant) for any loss (including loss of profits), damage, costs, expenses of any kind (whether direct, indirect, special, consequential or incidental) in connection with or resulting from the use or reliance upon any part of the Provided Documents and the Tenant agrees that it is not entitled to any claim and / or compensation whatsoever under this Agreement arising therefrom.

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10	Environmental, Social and Governance (“ESG”)

10.1	The Tenant shall, throughout the Term and at its own costs and expense, submit to the Landlord within 90 days from 31 March of each year the data regarding the electricity consumption, electricity intensity and greenhouse gas emissions from electricity consumption of the Premises during the Data Sharing Period. For the purpose of this Special Condition 10.1 and Special Condition 10.2 below, “Data Sharing Period” means the period from 1 April of a year to 31 March of the next year (both days inclusive) save that the first Data Sharing Period shall be the period from the date upon which the Term commences to the next 31 March (both days inclusive) and the last Data Sharing Period shall be the period from 1 April of the year corresponding to the last year of the Term to the date of expiration or earlier determination of the Term.

10.2	The Landlord shall with 90 days from 31 March of each year provide to the Tenant a factsheet summarising the key ESG data in respect of the Building during the Data Sharing Period, including but not limited to data on common area electricity consumption, common area electricity intensity, common area greenhouse gas emissions from electricity consumption and any other ESG aspects as designated by the Landlord.

10.3	The Tenant shall use all reasonable endcavours to:

10.3.1	Reduce electricity consumption;

10.3.2	Reduce water consumption;

10.3.3	Reduce waste:

10.3.4	Prioritise employment of local residents who live in the same district as the Premises.

11	Landlord’s Initiatives

The Tenant shall, throughout the Term, use all reasonable endeavours to attend the sustainability activities, trainings or initiatives organized by the Landlord, including but not limited to the “Link Tenant Academy” organized by the Landlord.

12	Electronic Payment of Rent and Other Outgoings

Notwithstanding anything to the contrary herein contained, it is a condition of this Agreement that the payment of the Rent, Service Charge, Government Rates, Promotion Levy and/or other outgoings payable by the Tenant hereunder and/or any amount(s) from time to time chargeable by the Landlord to the Tenant shall be settled by way of electronic payment (including but not limited to direct debit service (autopay)) or in any other manner from time to time specified by the Landlord. The Tenant shall within seven (7) days after signing of this Agreement sign and return to the Landlord all necessary authorization(s) and all fees, expenses and/or charges in relation to the said arrangements shall be solely borne by the Tenant. If the Tenant fails to comply with this condition, the Landlord shall be entitled to terminate the tenancy hereby created, without prejudice to its right to forfeit the Deposit and to claim damages for all loss and damage arising therefrom.

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Schedule 4

Fitting Out Provisions

1	Submission of Tenant’s Plans

1.1	Prior to the commencement of any decoration and/or fitting out works to the Premises, the Tenant shall at its own cost prepare and submit to the Landlord suitable drawings, plans and specifications of the works to be carried out by the Tenant together with schematic sketches showing intent as to the Tenant’s design and layout proposals and together with the programme of work showing their duration and work progress (the “Tenant’s Plans”) for the prior approval of the Landlord and/or the Manager to enable the Premises to be fitted out and completed for the purposes specified in this Agreement. No fitting out work is allowed to be commenced by the Tenant without the Landlord and/or the Manager’s prior approval in writing.

1.2	The Tenant’s Plans shall, without limitation:

1.2.1	include detailed drawings, plans and specifications for all interior decorations, fittings, installations, partitionings and floor coverings;

1.2.2	include detailed drawings. plans and specifications of all electrical installations;

1.2.3	include details of any proposed amendments, additions or alterations to any building services of the Premises or the Building;

1.2.4	comply with all relevant ordinances.

1.3	The Tenant shall at its own cost and expenses seek and obtain all necessary approvals, consents and licences from the Government and/or any other competent authorities for the decoration and fitting out works and shall comply with all relevant legislation, ordinances, regulations, by-laws, rules and requirements of any governmental or competent authorities.

1.4	It is a condition of this Agreement that:

1.4.1	Shop signage shall be located at the location as designated or approved by the Landlord or the Manager and provided by the Tenant, and the size and layout of shop signage shall be submitted to the Landlord for prior approval before installation. The Tenant shall indemnify and keep the Landlord indemnified against any Costs arising from and Incidental to the installation, use and removal of the shop signage and shall take out adequate insurance for such purpose.

1.4.2	Unless prior approval from the Landlord or the Manager is obtained, the shopfront area shall not be used for display, promotion counter or any other activities whatsoever.

1.4.3	The Tenant shall avoid damaging/altering the adjoining ceiling and floor stone finish in carrying out the alteration works of the shopfront. Any affected ceiling and floor finish shall be promptly reinstated at the Tenant’s own costs and expenses to the satisfaction of the Landlord.

1.4.4	The Tenant shall reserve electrical conduit when designing its fitting out plan for lighting up the shopfront and install a timer to keep the Premises illuminated daily during the Normal Business Hours of the Buildings.

1.4.5	The Tenant shall pay the debris removal deposit, debris removal fee, temporary electricity charge and/or other charges relating to the fitting works at the amounts to be advised by the Landlord or the Manager prior to commencement of fitting out works.

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1.4.6	The Tenant shall at its own costs install open or closed-type or feature false ceiling for the whole of the Premises, which shall be consistent with the Landlord’s standard ceiling level. The details of the false ceiling design shall be submitted to the Landlord for the Landlord’s prior approval before installation.

1.4.7	During the fitting-out of the Premises, the Tenant shall at its own costs erect hoardings to the shopfront and minimize the nuisance caused to the shoppers as far as possible.

1.4.8	Addition to/modification of the building services of the Premises or the Building are subject to the prior approval of the Landlord or the Manager. If such addition or modification involves the Imminent Connection to Building Services, the Tenant shall only employ Nominated Contractors to make any such addition or modification at the sole costs and expenses of the Tenant. If such addition or modification does not involve the Imminent Connection to Building Services, the Tenant may employ the Tenant’s Contractors to carry out such works.

Such installations shall become fixtures of the Premises and shall also become the properties of the Landlord upon vacation of the Premises (unless otherwise directed by the Landlord).

1.4.9	The Tenant shall at its own costs install a crystal clear roller shutter which shall be consistent with the Landlord’s standard. The details of the crystal clear roller shutter design shall be submitted to the Landlord for the Landlord’s prior approval before installation. At the Landlord’s option and absolute discretion, such installations may become fixtures of the Premises and may also become the properties of the Landlord upon vacation of the Premises.

2	Approval of Tenant’s Plans

The Landlord will consider the Tenant’s Plans and may in its absolute discretion accept, reject or give conditional or partial approval to the Tenant’s Plans or any part of them as it thinks fit Provided That the giving of such approval whether with or without conditions and/or qualifications by the Landlord shall not render the Landlord liable for any damages or claims arising from defects in design or the quality of the decoration and/or fitting out or otherwise.

3	Comply with Approved Plans, Guide Rules

The Tenant shall carryout such decoration and/or fitting out works at its own costs and expenses in accordance with the Tenant’s Plans as shall have been first submitted and approved by the Landlord and in all respects in compliance with the “General Technical Guideline for Tenant’s Fitting Out Works” and the “Fit-Out Handbook” as prescribed by the Landlord from time to time and supplied to the Tenant at the Tenant’s request and shall comply with all relevant directions, rules and requirements imposed by the Landlord or the Manager for carrying out the decoration and/or fitting out works for and to the Premises. The Landlord is entitled from time to time to amend and/or alter the content of the aforesaid general guideline and requirements as it deems appropriate or necessary without further notice to the Tenant.

4	Works to be carried out by Nominated Contractor or Tenant’s Contractor

In order to ensure that the building services of the Building is effectively coordinated and controlled, the Tenant agrees the any Imminent Connection to Building Services shall be carried out at the Tenant’s sole costs and expenses and only by the Nominated Contractors. For the avoidance of doubt, save those Imminent Connection to Building Services, any other approved works of the Premises (the sole costs and expenses of which shall also be borne by the Tenant), including but not limited to decoration, fitting out works, connection or disconnection of drainage and plumbing services, the Tenant shall employ the Tenant’s Contractors to carry out the works.

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5	Payment of Landlord’s approval costs

The Tenant shall pay to the Landlord on demand all mechanical, engineering and structural engineering consultant’s fees incurred by the Landlord in connection with the consideration and approval of the Tenant’s Plans or any modifications or amendments thereof.

6	No liability

The Tenant acknowledges that any delay in submitting or resubmitting the Tenant’s Plans which are unsatisfactory to the Landlord shall not entitle the Tenant to claim for any extension of rent free period (if any) and the Tenant further agrees that the Term of the tenancy shall commence in accordance with the provisions of this Agreement notwithstanding that such plans, drawings and specifications may not have been fully approved by the Landlord.

7	Insurance during Decoration and/or Fitting Out Period

7.1	Without prejudice to Special Condition 7 of Schedule 3, the Tenant shall effect and maintain the following or such other insurance policies as the Landlord and/or the Manager may from time to time require during the period of decoration and/or fitting out of the Premises:

7.1.1	an insurance policy to insure against all loss of or damage to the Tenant’s decoration and/or fitting out works and any legal liability towards personal injury and/or property damage by third party;

7.1.2	a contractors’ all risk and third party liability insurance policy; and

7.1.3	a valid employee’s compensation insurance to cover all workmen involved in the decoration/fitting out works.

7.2	The insurance policies referred to in the Sub-paragraph above shall be effected with a reputable insurance company approved by the landlord in the joint names of “Link Asset Management Limited and/or Link Properties Limited and/or Link Property Management Services Limited and/or HSBC Institutional Trust Services (Asia) Limited and/or Link Real Estate Investment Trust and/or any of the subsidiaries/associates of the aforementioned as they may appear front time to time” and shall be endorsed to show the Landlord as an insured.

7.3	The insurance policies shall be in such amount(s) as shall be required by the Landlord and/or the Manager and the third party liability insurance should in any event cover an amount of not less than HK$20,000,000.00 per occurrence or a higher sum specified by the Landlord and/or the Manager from time to time. For the avoidance of doubt, it shall be the Tenant’s sole and own responsibility on consulting reputable insurance company(ies) to maintain and effect adequate insurance coverage(s) as referred to in the Sub-paragraph 7.1 above with regard to the scope of fitting out works and the particular trade of business. Any insufficient coverage shall be the sole responsibility of the Tenant

8	Reinstatement

The Tenant shall at the expiration or sooner determination of this Agreement, if so required by the Landlord, at the Tenant’s own expense reinstate the whole or any part of the Premises (fair wear and tear excepted) in accordance with the Landlord’s requirements and the provisions contained in this Agreement.

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The Landlord

SIGNED by Maggie Leung Assistant General Manager - Leaning (HK) for and on behalf of the Landlord in the presence of / whose signature(s) is/are verified by:	) ) ) ) ) ) )	For and on behalf of Link Properties Limited /s/Hedy Kong Authorized Person

Hedy Kong

Senior Manager – Leasing (HK)

The Tenant

SIGNED by SZE Sau Lan	)	For and on behalf of Link Properties Limited /s/Sze Sao Lan Authorized Person
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)
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for and on behalf of the Tenant in the presence of:	)

RECEIVED on or before the day and year first above written of and from the Tenant the Deposit in the sum of HONG KONG DOLLARS ONE HUNDRED FORTY EIGHT THOUSAND ONE HUNDRED NINETY THREE AND CENTS FORTY ONLY, part of which in the sum of HK$145,237.20 to be transferred from the Existing Tenancy Agreement.	) ) ) ) ) ) ) ) )	HK$148,193.40 For and on behalf of Link Properties Limited

Hedy Kong

Senior Manager – Leasing (HK)

/s/ Hedy Kong
Authorised Person

37

Annex

Tenant’s Trade Proposal for the Premises at Shop No. 209A, Second Floor, Commercial/Car Park Block (also known as Choi Ming Shopping Centre), Choi Ming Court. 1 Choi Ming Street, Tseung Kwan O, Sai Kung, New Territories Hong Kong (“Premises”)

Permitted Use:

With a view of achieving the desired trade mix and desired look and feel that the Landlord has for the Premises to ensure its overall commercial attractiveness, the Tenant proposes and the Landlord accepts that the use of the Premises shall be restricted to the following purpose:

Retail sales and display of jewellery and gold only under the trade name of “Man Pong Jewellery 萬邦珠寶” and for no other purpose whatsoever.

/s/Sze Sau Lan
MAN PONG JEWELLERY LIMITED
Signed by Tenant with Company Chop